 Exhibit 23(j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus of Federated Ultrashort Bond Fund and Federated Mortgage Fund and under the caption “Independent Registered Public Accounting Firm” in the Statements of Additional Information of Federated Ultrashort Bond Fund and Federated Mortgage Fund in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 33-50773) of Federated Total Return Series, Inc., and to the incorporation by reference of our reports dated November 17, 2008 on Federated Ultrashort Bond Fund and Federated Mortgage Fund (two of the portfolios constituting Federated Total Return Series, Inc.) included in the Annual Shareholder Reports for the year ended September 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2008